Property Management Framework Agreement

This agreement was entered into by the following parties on 31 December 2013 in Guangzhou:

Party A:   China Southern Airlines Company Limited

Domicile: 278 Ji Chang Road, Guangzhou

Legal representative: Si Xian Min

Party B:     Guangzhou China Southern Airlines Property Management Company Limited

Domicile: 2/F, Southern Airline Building No 4, Bai Yun Airport, Bai Yun District, Guangzhou

Legal representative: Guo Binghua

Party A and Party B unanimously agreed under the principles of fairness and mutual benefit to enter into this supplementary agreement on the basis of the “Property Management Agreement” (hereinafter, the “Original Agreement” below) signed on 28 December 2012, the specific terms were as follows:

1.	The contents of Article 4 of the Original Agreement (“Transaction Limit”) should be changed to “Both Party A and Party B unanimously agreed that the transaction amount of the businesses under this agreement shall not exceed the maximum limit of RMB42.7 million per year.”
2.	This supplementary agreement should be deemed as the supplement to the Original Agreement, if there are conflicts between the related terms of the Original Agreement and those of this agreement, this supplementary agreement shall prevail.
3.	This supplementary agreement shall take effect on the day both parties have signed with seals affixed after it is considered and approved by the Board of Directors of Party A.
4.	This agreement is prepared in quadruplicate, each of both parties retains two copies which are equally legally binding.

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(This page is the signature page of the “Property Management Supplemental Agreement”)

Party A: China Southern Airlines Company Limited

Authorized representative:

[signature] [seal]

Party B: Guangzhou China Southern Airlines Property Management Company Limited Authorized representative:

[signature] [seal]

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